Exhibit 10.22

Amended and Restated ARAMARK 2001 Stock Unit Retirement Plan

Effective as of the IPO Date

ARTICLE I. Definitions and Construction.

1.1	Definitions. Whenever used in this Plan:

Account means any account established for a Participant as provided in Section 5.1.

Account Balance means for each Participant, the total balance standing to the Participant’s Accounts under the Plan at the date of reference.

Affiliate means, with respect to any Company, (a) any corporation (other than such Company) that is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code), of which such Company is a member; (b) any other related corporation designated as an affiliate by the Parent Company; or (c) an organization which is a member of an affiliated service group of which the Company is a member.

Age means age on last birthday.

ARAMARK means ARAMARK Services, Inc., a Delaware corporation.

Basic Salary Deferrals means, for each Participant, the deferrals authorized by the Participant in accordance with Section 3.1(a).

Break in Service means, for an Employee or a former Employee, a period of at least twelve consecutive months during which such individual is not an Employee. Employees shall be given credit for periods of employment with ARAMARK Corporation prior to its merger with and into the Parent Company.

Change in Control means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of the Securities Exchange Act of 1934, as amended) (other than (i) a person holding securities representing 10% or more of the combined voting power of the Parent Company’s outstanding securities as of the date that the Parent Company completes an initial public offering of its class B common stock (a “Pre-Existing Shareholder”), (ii) the Parent Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Parent Company, or (iii) any company owned, directly or indirectly, by the shareholders of the Parent Company in substantially the same proportions as their ownership of shares of the Parent Company), becomes the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent Company, representing (I) 20% or more of the combined voting power of the Parent Company’s then-outstanding securities and (II) more of the combined voting power of the Parent Company’s then-outstanding securities than the Pre-Existing Shareholders in the aggregate;

(b) during any period of twenty-four consecutive months (not including any period prior to the date that the Parent Company completes an initial public offering of its class B common stock), individuals who at the beginning of such period constitute its board of directors, and any new director (other than a director nominated by any person (other than the Parent Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control under (a), (c) or (d) of this definition whose election by the board or nomination for election by the Parent Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) the consummation of any transaction or series of transactions resulting in a merger or consolidation in which the Parent Company is involved, other than a merger or consolidation which would result in the shareholders of the Parent Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting securities of the Parent Company or such surviving entity outstanding immediately after such merger or consolidation;

(d) the complete liquidation of the Parent Company or the sale or disposition by the Parent Company of all or substantially all of the Parent Company’s assets; or

(e) any other transaction so denominated by the board of directors of the Parent Company.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Committee means the Committee described in Section 9.2.

Company means, each with respect to its own employees, ARAMARK and such subsidiary or affiliated companies as may from time to time participate in the Plan by authorization of the Parent Company.

Compensation means, for any Eligible Employee for any Plan Year, such Eligible Employee’s annual base salary and sales commissions (including amounts allocable to paid time off for vacations, holidays, sick leave, and salary deferrals under the ARAMARK 2001 Deferred Compensation Plan and excluding overtime, shift differentials, commissions other than sales commissions, pay allowances, deferred compensation, bonuses and related benefits) earned from the Company and paid to the Employee, computed before reduction by Salary Deferrals under Section 3.1 of this Plan.

Covered Employee means an Employee employed by the Company or an Affiliate on a salaried basis who is not (a) an employee employed by a joint venture in which the Company is a joint venturer, or (b) a person in a position designated by the Company or Affiliate as a “Consultant.” An Employee who is neither a United States citizen nor a United States resident shall not become a Covered Employee.

Deferred Stock Unit or DSU means the right to receive one whole share of Employer Common Stock for each whole Deferred Stock Unit, and cash for fractional Deferred Stock Units, in a Participant’s account, subject to conditions described in Section 5.7 herein. The stated value of a Deferred Stock Unit is the Fair Market Value of a share of Employer Common Stock. The total number of Deferred Stock Units which may be issued under this Plan, net of any forfeitures and cancellations in accordance with the Plan, shall not exceed in the aggregate 8,000,000. Deferred Stock Units issued under the Plan will be issued pursuant to the Company’s 2001 Equity Incentive Plan.

Early Retirement means, for any Employee, (a) attainment of Age 60 and completion of five or more Years of Service, or (b) incurrence of a total and permanent disability.

Effective Date means the IPO Date.

Eligible Employee means a Covered Employee who is eligible to make contributions under the Plan as provided in Article II.

Employee means any person employed by the Company or an Affiliate.

Employer Common Stock means Common Stock, Class B, $.01 par value per share, of the Parent Company.

Employment Date means, for each Employee, the first day on which the Employee completes an hour for which the Employee is paid or entitled to payment, direct or indirect, from the Company or Affiliate (or ARAMARK Corporation, if the Employee was employed by ARAMARK Corporation prior to its merger with and into the Parent Company), for the performance of duties. If an Employee’s Years of Service are canceled under Section 8.3 and cannot be restored (because the Employee cannot satisfy the requirement of Section 8.3(b)), the Employee’s Employment Date shall be the first day thereafter on which the Employee completes such an hour.

Fair Market Value means, on a given date, (i) if there should be a public market for the relevant shares on such date, the closing price of such shares as reported on such date on the composite tape of the principal national securities exchange on which such shares are listed or admitted to trading, or, if such shares are not listed or admitted on any national securities exchange, the closing price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such price is regularly quoted) (the “NASDAQ”), or, if no sale of such shares shall have been reported on the composite tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of such shares have been so reported or quoted shall be used; provided that, in the event of an initial public offering of the class B common stock of the Parent Company, the Fair Market Value of the shares on the date of such initial public offering shall be the price at which the initial public offering was made; and (ii) if there should not be a public market for the shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

Fiscal Year means the fiscal year of ARAMARK.

IPO Date means the date that shares of class B common stock of ARAMARK Worldwide Corporation first are sold to the public pursuant to an underwritten registered public offering, as more particularly described in the Registration Statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission on July 17, 2001, as amended.

Key Employee means any individual specifically approved for participation in this Plan in accordance with the Rules and who is a management or highly compensated employee.

Matching Contributions Account means, for each Participant, the Account established under Section 5.3 to credit the Company’s contributions under Section 4.1.

Normal Retirement means, for any Employee, attainment of Age 65.

Parent Company means ARAMARK Worldwide Corporation, a Delaware corporation.

Participant means an Employee or former Employee who has an Account Balance under the Plan.

Period of Service means, for any Employee, the elapsed time between the Employee’s Employment Date and the date of reference, inclusive, disregarding any Break in Service or any period during which such individual is not an Employee to the extent such period falls within a period of at least twelve consecutive months in which the Employee has a Separation from Service by reason of resignation, discharge, or retirement and completes no hours for which the Employee is paid or entitled to payment, direct or indirect, for the performance of duties. Where any portion of an Employee’s Period of Service is to be disregarded in determining Years of Service so that non-successive periods must be aggregated, less than whole year periods shall be aggregated on the basis that 365 days equal a whole year. Employees shall be given credit for periods of employment with ARAMARK Corporation prior to its merger with and into the Parent Company.

Period of Severance means, for any former Employee, the elapsed time between the former Employee’s Separation from Service and the date the former Employee again becomes an Employee.

Plan means the ARAMARK 2001 Stock Unit Retirement Plan set forth herein.

Plan Administrative Committee means the Committee described in Article IX which is charged with the responsibilities of administering the Plan in accordance with the Rules.

Plan Year means the period from the Effective Date through September 30, 2002 (the “Initial Plan Year”), and each twelve-consecutive-month period thereafter ending on September 30.

Qualified Retirement Plan means any retirement plan maintained by the Company that is qualified under Code Section 401(a).

Retirement Savings Plan means the ARAMARK Retirement Savings Plan for Salaried Employees, a Qualified Retirement Plan under which contributions are made pursuant to Code Section 401(k).

Rules means the rules adopted by the Plan Administrative Committee relating to the administration of the Plan.

Salary Deferral Account means, for each Participant, the Account established for crediting the portion of the Participant’s Account Balance attributable to Salary Deferrals as provided in Section 5.1.

Salary Deferral Percentage(s) means the percentage(s) of a Participant’s Compensation that the Participant elects to defer under Section 3.1(a) and/or 3.1(b).

Salary Deferrals means, for each Participant, the deferrals authorized by the Participant as provided in Section 3.1(a) and/or 3.1(b).

Separation from Service means termination of an Employee’s status as an Employee (which for these purposes also shall relate to the Employee’s status as an employee of ARAMARK Corporation prior to its merger with and into the Parent Company), measured from the earlier of (a) the date the Employee resigns, retires, is discharged or dies, or (b) the first anniversary of the first day of absence for any other reason. In the case of an Employee who is absent from work for maternity or paternity reasons, the twelve-consecutive month period beginning on the first anniversary of the first date of such absence shall not constitute a Break in Service. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence due to pregnancy of the Employee; a birth of a child to the Employee; placement of a child with the Employee in connection with the adoption of such child by the Employee; or care for such child for the period beginning immediately following birth or placement.

Sharing Participant means, for any Plan Year, a person who is an Eligible Employee on the last day of the Plan Year (or is absent for reasons not constituting a Separation from Service); or who has died during the Plan Year while an Eligible Employee of the Company; or who has retired on account of Early or Normal Retirement; or who was an Eligible Employee during the Plan Year and who is an Employee (other than an Eligible Employee) on the last day of the Plan Year, provided, however, that such Employee’s Compensation shall be determined by reference to the Employee’s Compensation paid during the Employee’s service as an Eligible Employee. The term Sharing Participant shall not include any Employee who has not yet completed one Year of Service.

Supplemental Salary Deferrals means, for each Participant, the deferrals authorized by the Participant as provided in Section 3.1(b).

Year of Participation means, for any Employee, twelve consecutive months throughout which the Employee has made Salary Deferrals under this Plan or the ARAMARK Corporation Stock Unit Retirement Plan, or any twelve consecutive month period during which the Employee participated in any other Qualified Retirement Plan.

Year of Service refers to a credit used to determine whether a Participant is eligible for a Company contribution or has sufficient service to have a nonforfeitable interest in the Participant’s Account Balance attributable to the Participant’s Matching Contributions Account. Each Employee shall be credited with a number of Years of Service equal to the length of the Participant’s Period of Service, except that the following shall be disregarded:

(a)	any Break in Service (including any period immediately following a Separation from Service which has lasted less than twelve months as of the date of reference but ultimately does last at least twelve months);

(b)	any period before a Separation from Service prior to October 1, 1977; and

(c)	any period for which the Employee’s Years of Service are canceled under Section 8.3 and are not restored under that Section (or, in the case of a Break in Service that began before October 1, 1977, any period for which the Employee’s Years of Service would have been so canceled and not so restored if Article VIII had applied when such Break in Service began).

1.2	Gender. The masculine gender shall include the feminine.

1.3   Notices. Any notice or filing to be made with the Committee or any Company shall be made in accordance with the Rules.

ARTICLE II. Participation.

2.1   Eligible Employees. Each Covered Employee who was a participant under the ARAMARK Corporation Stock Unit Retirement Plan immediately prior to the Effective Date also shall be eligible to participate in this Plan as of the Effective Date. Each other Covered Employee who satisfies the following requirements shall be eligible to participate in the Plan as of the date the Covered Employee first satisfies such requirements:

(a)	the Employee is identified as a Key Employee, and

(b)	the Employee is in active employment.

2.2   Participation. Participation in the Plan by an Eligible Employee is entirely voluntary and is subject to the following rules:

(a)	Initial Participation on Effective Date. Each Employee who becomes eligible to participate in the Plan as of the Effective Date as a result of such Employee’s participation in the ARAMARK Corporation Stock Unit Retirement Plan, as described in Section 2.1 above, shall be deemed to have elected to participate in this Plan as of the Effective Date, and such Employee’s elections under the ARAMARK Corporation Stock Unit Retirement Plan, including any Salary Deferral elections and beneficiary designations, as in effect immediately prior to the Effective Date, shall continue to apply under this Plan until changed by the Participant in accordance with the provisions of this Plan. Each other Employee who becomes eligible to participate in the Plan on the Effective Date may elect to participate as of such date by written notice to the Plan Administrative Committee, on forms provided by such Committee. Such written notice must be received by the Plan Administrative Committee no later than 15 days prior to the Effective Date. Any other Eligible Employee that did not elect to participate as of the Effective Date, may elect to participate at a later date by completing and submitting the appropriate forms, provided such individual is an Eligible Employee at such later date.

(b)	Initial Participation after Effective Date. Any Employee who first becomes eligible to participate in the Plan after the Effective Date may elect to participate at any time after the Employee completes the eligibility requirements of Section 2.1; provided, such Employee is an Eligible Employee at the time the Employee elects to participate.

(c)	Effective Date of Participation. The effective date of an Employee’s participation in the Plan shall be the first day of the payroll period immediately following the date an Eligible Employee files notice with the Plan Administrative Committee pursuant to Section 2.3(a) above.

(d)	Continuation of Participation. If an Employee who becomes a participant of this Plan ceases to be a Key Employee, the Employee’s eligibility for continued participation in this Plan shall be subject to the Rules.

(e)	No Duplication of Participation. Notwithstanding the foregoing provisions of this Article, any Employee who is eligible to participate in a Qualified Retirement Plan shall not be eligible to participate in this Plan for the same period.

(f)	Exceptions to Participation Requirements. The Plan Administrative Committee, acting in accordance with the Rules, may waive the eligibility requirements of Section 2.1 with respect to any individuals the Committee specifically designates.

2.3   Beneficiary Designation. Each Participant shall have a beneficiary who shall receive the death benefit, if any, payable under Section 6.2. Each Participant’s beneficiary shall be the person or persons designated by the Participant on forms provided by the Committee for this purpose. A Participant may change a beneficiary designation at any time by written notice to the Committee, in a form approved by the Committee. If a Participant fails to elect a beneficiary, or is not survived by a designated beneficiary, the Participant’s beneficiary shall be the Participant’s estate.

ARTICLE III. Employee Salary Deferrals.

3.1	Salary Deferrals.

(a)	Basic Salary Deferrals. Under an election procedure established by the Committee, each Eligible Employee who is participating in the Plan may direct the Company to defer a percentage of the Eligible Employee’s Compensation. The amount of the Basic Salary Deferrals under this Section for an Eligible Employee shall be at least 1% of the Eligible Employee’s Compensation for the period to which the election applies, and may, in multiples of 1%, be up to 6% (or such higher percentage as the Parent Company may select from time to time) of the Eligible Employee’s Compensation, provided that in no event shall the dollar amount of Basic Salary Deferrals under this paragraph on behalf of any Participant in any Plan Year exceed the maximum elective deferrals permitted under a qualified cash or deferred plan pursuant to Section 402(g) of the Code for such Plan Year, and provided further that any elective deferrals made by the Participant under the ARAMARK Corporation Stock Unit Retirement Plan with respect to the fiscal year commencing October 1, 2001 shall count against the maximum elective deferrals permitted under this Plan with respect to the Initial Plan Year, unless any such condition is waived by the Parent Company.

(b)	Supplemental Salary Deferrals. In addition to the Basic Salary Deferrals provided for under paragraph (a) of this Section, the Committee shall establish a procedure under which each Eligible Employee may direct the Company to defer a supplemental percentage of the Eligible Employee’s Compensation. The amount of the Supplemental Salary Deferrals under this Section for an Eligible Employee shall be an amount which, when added to the Participant’s Basic Salary Deferrals for the Plan Year, totals not more than 15% (or such higher percentage as the Parent Company may select from time to time) of the Eligible Employee’s Compensation for the period to which the election applies.

(c)	Notice to Plan Administrative Committee. An Eligible Employee who wishes to defer Compensation under this Section for any period shall, in the manner specified in the Rules, so notify the Plan Administrative Committee and authorize the Committee to reduce the Eligible Employee’s Compensation for such period by the amount of the Eligible Employee’s Salary Deferral Percentage election.

3.2   Change in Contributions. A Participant may begin, stop, increase, decrease, or resume the Participant’s Salary Deferral Percentage(s) subject to the maximums permitted under Section 3.1, by filing with the Plan Administrative Committee at least 15 days prior to the beginning of any Plan Year a written notice authorizing the Committee to change such deferrals or otherwise notifying the Committee in accordance with Rules adopted by the Plan Administrative Committee. A Participant may stop the Participant’s Salary Deferrals at any time during a Plan Year by filing with the Committee a written notice authorizing the Committee to stop such deferrals; provided that the Participant shall not be permitted to resume Salary Deferrals with respect to that Plan Year, but may resume Salary Deferrals with respect to a subsequent Plan Year by timely filing an appropriate notice with the Committee. Only once in any Plan Year, a Participant may decrease the Participant’s Salary Deferral Percentage, but may not subsequently increase the Participant’s Salary Deferral Percentage, in the event of hardship, provided that the Participant certifies in writing to the Committee that the reduction is due to an immediate and heavy financial need that cannot be met from other sources reasonably available to the Participant, and provides such documentation to that effect as may be requested by the Committee to assist it in its determination that such reduction is appropriate and commensurate. The appropriate change in the Participant’s Compensation shall be made at the earliest practicable date and in accordance with Section 3.1. Any such change shall be effective only for Compensation earned or payable after such election change is made, and a revocation or change in amount does not affect amounts previously deferred. A Participant shall not be permitted to make up any contributions which are omitted as a result of any reduction in rate.

ARTICLE IV. Matching Contributions.

4.1   Amount of Contributions. Except as provided under Section 4.3, promptly after the end of each Plan Year, the Parent Company may grant to the Plan for allocation to Matching Contributions Accounts of Sharing Participants a number of Deferred Stock Units equal in stated value (determined based on the Fair Market Value of the Employer Common Stock), on the date determined by the Parent Company, to a minimum of 25% and a maximum of 75% of such Sharing Participants’ Basic Salary Deferrals for such Plan Year, except that only Basic Salary Deferrals made by the Sharing Participant following such Sharing Participant’s completion of one Year of Service shall be taken into account in calculating such contributions. The percentage of Salary Deferrals on which the stated value of any Plan Year’s grant of DSU’s is to be based shall be the matching percentage contributed by the Parent Company to the Retirement Savings Plan for the same Fiscal Year.

4.2   Allocations to Participants. The DSU’s granted with respect to a Plan Year shall be allocated only to the Matching Contributions Account of each Participant who is a Sharing Participant for the Plan Year based upon the Participant’s Basic Salary Deferral for such Plan Year. Fractional DSU’s may be allocated.

4.3   Allocations to Account of Retired and Deceased Participants. Notwithstanding the provisions of Sections 4.1 and 4.2, in the case of a Sharing Participant whose employment terminates during a Plan Year by reason of death or retirement (on or after Early or Normal Retirement Date), the final Company contribution for such Participant for the Plan Year during which the termination occurs shall be allocated to such Sharing Participant’s Matching Contributions Account in the form of dollars in lieu of DSU’s.

4.4   Changes in Capital and Corporate Structure. In the event of any change in the outstanding shares of Employer Common Stock by reason of recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee or the Board of Directors of the Company shall adjust, in an equitable manner, the number of DSU’s held in Matching Contributions Accounts under the Plan or otherwise equitably adjust the balances in the accounts so that the effect is substantially similar to that if the DSU’s were outstanding shares immediately prior to such transaction.

4.5   Dividends. If on any date while DSUs are outstanding under this Plan the Company shall pay any dividend on Employer Common Stock (other than a dividend payable in Employer Common Stock), the number of DSUs credited to the Participant’s Matching Contributions Account shall, as of such dividend payment date, be increased by a number of DSUs equal to: (a) the product of (x) the number of DSUs in the Participant’s Matching Contributions Account as of the related dividend record date, multiplied by (y) the per share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of Employer Common Stock on the payment date of such dividend. In the case of any dividend declared on Employer Common Stock that is payable in the form of Employer Common Stock, the number of DSUs credited to the Participant’s Matching Contributions Account shall be increased by a number equal to the product of (I) the aggregate number of DSUs in the Participant’s Matching Contributions Account through the related dividend record date, multiplied by (II) the number of shares of Employer Common Stock (including any fraction thereof) payable as a dividend on a share of Employer Common Stock. DSUs shall also be credited under this Plan in respect of “deferred stock units” under the ARAMARK Corporation Stock Unit Retirement Plan (the “Prior SURP”) in a manner consistent with the crediting of DSUs in respect of DSUs under this Plan.

ARTICLE V. Accounts and Investment Treatment of Deferred Compensation.

5.1   Credits to Participants’ Accounts. Accounts shall be established for each Participant. Each Participant’s Salary Deferrals shall be credited to the Participant’s Salary Deferral Account and each Participant’s allocated DSU grants shall be credited to the Participant’s Matching Contributions Account.

5.2   Interest Credited to Salary Deferrals. Amounts deferred by a Participant in accordance with the Participant’s Salary Deferral election shall accrue interest in the manner specified by the Committee in accordance with the Rules.

5.3   Investment of Parent Company Matching Contributions. Except as provided under Section 4.3, the Parent Company’s matching contributions under Section 4.1 shall be made in the form of Deferred Stock Units.

5.4   Valuation of Salary Deferral Accounts. As of the last day of each month or such shorter period as is specified by the Plan Administrative Committee in accordance with the Rules, all interest accrued during that period shall be credited to the Salary Deferral Accounts of Participants.

5.5   Valuation of Matching Contributions Accounts. The stated value of a Participant’s Matching Contributions Account may be determined at any time by multiplying the number of DSU’s allocated to the Participant’s Matching Contributions Account by the Fair Market Value of a share of Employer Common Stock plus amounts, if any, allocated to such account under Section 4.3.

5.6   Effect of Distributions or Withdrawals. If a distribution or withdrawal is made, the payment determination date shall be the last day of the month (or such shorter period as is specified by the Plan

Administrative Committee in accordance with the Rules) in which the distribution is due or the withdrawal is requested. The Participant’s appropriate Account or Accounts shall be reduced by the amount distributed or withdrawn. A distribution or withdrawal shall be paid as soon as reasonably practicable after the payment determination date. The amount due any Participant with respect to the Participant’s Salary Deferral Account shall be determined by the valuations under Section 5.4. Subject to the provisions of Article VI the payment due a Participant from the Participant’s Matching Contributions Account shall be the number of whole shares of Employer Common Stock issued in respect of the whole number of DSU’s (1) allocated to the Participant’s Matching Contributions Account as of the payment determination date or (2) subsequently allocated to the Participant’s Matching Contributions Account in respect of a Plan Year. Fractional DSU’s remaining in a Participant’s Matching Contributions Account at time of distribution shall be converted to cash at the most recent Fair Market Value of a share of Employer Common Stock and paid to the Participant in cash.

5.7   Distributions from Matching Contributions Accounts. Each whole DSU shall result in the distribution of one uncertificated share of Employer Common Stock at the time of distribution or withdrawal in accordance with Section 5.6. Parent Company shall reserve for issuance the number of shares of Employer Common Stock necessary to allow for issuance of Employer Common Stock pursuant to the DSU’s outstanding. Parent Company is under no obligation to issue Employer Common Stock unless the Committee is satisfied that such issuance will be in compliance with all requirements of federal and state securities laws.

If a Participant’s DSU’s are not able to be paid in the form of Employer Common Stock because of potential violation of federal and/or state securities laws, Parent Company shall make such payment in respect of such Participant’s DSU’s at the time such payment may be made without being a violation of any such laws.

ARTICLE VI. Distribution on Separation from Service.

6.1   Termination of Employment on Account of Retirement, After Completion of Two Years of Participation or Five Years of Service, or Following a Change in Control. A Participant’s entire Account Balance may be payable to the Participant, in accordance with Section 6.5, following a Separation from Service but only if such Separation from Service: (a) is on account of Early or Normal Retirement, (b) except as provided in Section 6.4 below, occurs after the Participant has completed two or more Years of Participation or has been credited with five or more Years of Service, or (c) occurs on or after, or results in a distribution on or after, a Change in Control.

6.2   Death. Upon the death of a Participant at any time, the Participant’s entire Account Balance shall be payable, in accordance with Section 5.6, to the beneficiary designated or otherwise applicable pursuant to Section 2.4.

6.3   Termination of Employment Prior to Completing Two Years of Participation or Five Years of Service and Prior to a Change in Control. Except as provided in Section 6.1 or Section 6.2, a Participant who ceases to be an Employee before completing two Years of Participation or before receiving credit for five or more Years of Service shall be paid the Participant’s entire Account Balance other than the Participant’s Matching Contributions Account, which shall be forfeited, in accordance with Section 6.5.

6.4   Separation from Service for Cause. A Participant who ceases to be an Employee before receiving credit for five or more Years of Service and whose Separation from Service is on account of “cause,” i.e., commission of a crime or other conduct which directly and adversely affects the Company, or disclosure of confidential information, or other aid and assistance to a competitor of the Company, shall be paid the Participant’s entire Account Balance other than the Participant’s Matching Contributions Account, which shall be forfeited. The determination of cause under this Section shall be made by the Committee, and shall be final and binding on all parties. This Section 6.4 shall have no effect following a Change in Control.

6.5   Method of Payment. Payment of Accounts upon a distribution or withdrawal shall be made in accordance with Section 5.6. The Participant or the Participant’s beneficiary shall receive distribution of the Participant’s Salary Deferral Account, in a lump sum in cash, and the Participant or the Participant’s beneficiary shall receive distribution of the Participant’s Matching Contributions Account in the form of whole, uncertificated shares of Employer Common Stock and cash in exchange for any fractional DSU’s allocated to such Account, or any amounts allocated under Section 4.3. Distribution of a Participant’s Accounts shall be made in a single payment or in installments pursuant to a valid election made by the Participant in accordance with Section 9.2 and the Rules.

ARTICLE VII. Withdrawals During Employment.

7.1   Before Completing Two Years of Participation or Five Years of Service. A Participant who has completed fewer than two Years of Participation and who has fewer than five Years of Service to the Participant’s credit may withdraw, subject to Section 7.4, the Participant’s Salary Deferral Account by filing a written notice with the Plan Administrative Committee.

7.2   After Completing Two Years of Participation or Five Years of Service. A Participant who has completed two or more Years of Participation or who has to the Participant’s credit five or more Years of Service may, subject to Section 7.4, withdraw all or a portion of the Participant’s Salary Deferral Account by filing a written notice with the Plan Administrative Committee.

7.3   Withdrawal of Matching Contributions Account. A Participant is not permitted to withdraw any amounts from the Participant’s Matching Contributions Account while still an Employee.

7.4   Special Rules Applicable to Withdrawals Prior to Termination of Employment. Prior to termination of employment, a Participant may make withdrawals from the Participant’s Salary Deferral Account if approved by the Plan Administrative Committee in its sole discretion. The Participant shall certify in writing to the Plan Administrative Committee that the purpose of the withdrawal is to meet an immediate and heavy financial need upon the Participant which need cannot be met from other resources reasonably available to the Participant, and shall provide such documentation to that effect as may be requested by the Plan Administrative Committee to assist it in its determination.

ARTICLE VIII. Breaks in Service.

8.1   Cancellation of Years of Service. An Employee’s Years of Service and Years of Participation shall be canceled for purposes of computing the Employee’s nonforfeitable interest in the Employee’s Account Balance under Articles VI and VII if the Employee has a Separation from Service before the Employee has met the requirements for Early or Normal Retirement, or before the Employee is credited with two Years of Participation, or five Years of Service. If a former Employee again becomes an Employee the Employee’s Years of Service and Years of Participation shall be restored if the Employee becomes an Employee before incurring five consecutive Breaks in Service, or if the Employee was at any time a Participant in the Plan, and

(a)	the Employee is credited with a Year of Service after the Employee’s prior Years of Service were canceled; and

(b)	the Employee had to the Employee’s credit when the Employee’s Years of Service were canceled a Period of Service longer than the Employee’s longest Period of Severance that follows the date the Employee’s Years of Service were canceled.

ARTICLE IX. Administration.

9.1   Overall Responsibility. Parent Company, acting by resolution of its Board of Directors or of a duly authorized Committee, shall have overall responsibility and authority for the Plan including control and management of the Accounts of the Plan, design of the Plan, the right to amend the Plan, the exercise of all administrative functions provided in the Plan or necessary to the operation of the Plan, except such functions as are assigned to other persons pursuant to the Plan.

9.2	Committee.

(a)	Appointment and Tenure. Parent Company shall appoint a Plan Administrative Committee, which shall consist of not less than three members, each of whom (1) shall be a member of the Board of Directors of the Parent Company, and (2) shall be a non-employee director (within the meaning of Section (c) (2) of SEC Rule 16b-3, or any successor provision). The Committee shall hold office during the pleasure of the Board of Directors of Parent Company, and such Board of Directors shall fill all vacancies on the Committee.

(b)	Administrator of the Plan. The Plan Administrative Committee shall be sole administrator of the Plan and as such have sole responsibility and authority to control the operation and administration of the Plan, including, without limiting the generality of the foregoing, (i) determination of benefit eligibility and amount and certification thereof, (ii) issuance of directions to pay any fees, taxes, charges, or other costs incidental to the operation and management by the administrator of the Plan; (iii) issuance of directions as to the cash needs of the Plan; (iv) the preparation and filing of all reports required to be filed with any agency of the government; (v) compliance with all disclosure requirements imposed by law; (vi) maintenance of all books of account, records and other data as may be necessary for proper administration of the Plan, (vii) approval of the amount of employer contribution referred to in Section 4.1, provided, however, that the Plan Administrative Committee may delegate to other persons such of its functions (other than (vii) above) as it deems appropriate.

(c)	Rules of Administration. The Plan Administrative Committee shall adopt such Rules and regulations for administration of the Plan as it considers desirable, provided they do not conflict with the Plan, and may construe the Plan, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and such action shall be conclusive.

(d)	Claims Procedure. The Committee shall adopt a written procedure whereunder a Participant or beneficiary shall appeal any denial of benefits claimed to be due such Participant or beneficiary.

(e)	Compensation and Expenses. The members of the Committee shall serve without compensation for services as such, but all normal and reasonable expenses of the Committee shall be paid by ARAMARK.

(f)	Reliance on Reports and Certificate. The Committee will be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports which will be furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

(g)	Liability and Responsibility of Committee. The members of the Committee shall be fully protected in respect to any action taken or suffered by them in good faith in reliance upon the advice of its advisors. To the extent permitted by law, the Company shall indemnify members of the Committee against any liability or loss sustained by reason of any act or failure to act in such capacity as Committee members, if such act or failure to act does not involve willful misconduct. Such indemnification includes attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought against such members by reason of any such act or failure to act. No bond or other security shall be required of any member of the Committee unless the member handles funds or other property of the Plan.

(h)	Elections to Extend Deferrals After a Separation from Service. In addition to the other powers and authority granted under this Section 9.2, the Plan Administrative Committee shall be specifically authorized to adopt Rules to allow Participants to elect to defer those distributions, that would otherwise be payable upon a Separation from Service pursuant to Section 6.1, to a time or times after the Separation from Service. Such Rules may specify the manner in which any such election may be made, and for example may provide, among other things, that any such election must be made in writing prior to such Separation from Service, on the forms established by the Plan Administrative Committee, and that once made any such election is irrevocable.

9.3   Services of the Plan. Parent Company and the Committee may contract for legal, investment advisory, medical, accounting, clerical, and other services to carry out the Plan. The costs of such services shall be paid by ARAMARK.

9.4   Liability for Administration. Neither the Committee, the Company, Parent Company, nor any of its directors, officers, or employees shall be liable for any loss due to its error or omission in administration of the Plan unless the loss is due to the gross negligence or willful misconduct of the party to be charged.

ARTICLE X. No Segregation of Assets

The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company, or any Affiliate, for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of ARAMARK with respect to any rights under the Plan.

ARTICLE XI. Amendment and Termination.

11.1   Amendment or Termination of Plan. The Board of Directors of the Parent Company may amend or terminate the Plan at any time. Notwithstanding the foregoing, effective upon a Change in Control, no amendment or termination of the Plan shall modify, without the consent of the affected Participants, any provision relating to amounts contributed or deferred under the Plan on or prior to the Change in Control.

11.2   Sale of Affiliate. In the event that a Participant in this Plan ceases to be an Employee by reason of the sale or spin-off of an Affiliate, such Participant shall be treated as a terminated employee and distribution of the Participant’s Account Balance under this Plan shall be made in accordance with Article VI.

ARTICLE XII. Miscellaneous.

12.1   No Assignment or Alienation of Benefits. [Except as hereinafter provided with respect to “family disputes,” a Participant’s Account may not be voluntarily or involuntarily assigned or alienated. In cases of “family dispute,” the Company will observe the terms of the Plan unless or until ordered to do otherwise by a state or Federal court. The term “family dispute” for purposes of this Section 12.1 includes both marital disputes and support orders for family members or other dependents. As a condition of participation, a Participant agrees to hold the Company harmless from any claims that arise out of the Company’s obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. In addition, for application only to Plan Participants subject to Section 16 of the Securities Exchange Act of 1934, the requirements of SEC Rule 16a-12 (or any successor provision) are specifically incorporated herein by reference.]

12.2   Effect on Employment. This Plan shall not confer upon any person any right to be continued in the employment of the Company or an Affiliate.

12.3   Facility of Payment. If ARAMARK deems any person incapable of receiving benefits to which such person is entitled by reason of age of minority, illness, infirmity, or other incapacity, it may direct that payment be made directly for the benefit of such person or to any person selected by ARAMARK to disburse it, whose receipt shall be a complete acquittance therefore. Such payments shall, to the extent thereof, discharge all liability of ARAMARK, the Company, and the party making the payment.

12.4   Tax Withholding. Distributions from the Plan may be subject to tax withholding for Federal, state, and local taxes. Participant, by agreeing to participate in the Plan, consents to the timely withholding of such taxes, either through a reduction in the amount of the distribution, withholding from other amounts payable by Company to Participant, including salary and bonus payments, or by payment to ARAMARK in cash of an appropriate amount in taxes.

12.5   Applicable Law. Except as provided by Federal law, the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except for provisions relating to Employer Common Stock, which shall be governed by and construed in accordance with the laws of the State of Delaware.

12.6   Effective Date. The foregoing provisions of this Plan shall apply to individuals (or beneficiaries of individuals) who are Employees on or after the Effective Date, except as may otherwise be provided in the Plan. The rights of any other individual (or beneficiary) shall be determined by the provisions of the Plan as in effect on the date of such individual’s latest Separation from Service except as may be provided by specific reference in any amendment adopted thereafter.

12.7   SEC Rule 16b-3. Transactions pursuant to this Plan are intended to come within the exemptions provided by SEC Rule 16b-3 (or any successor provision) with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934 to the full extent provided thereby. Any provision required by such Rule to be set forth in this Plan is incorporated herein by reference, and any inconsistent provision herein (other than Section 11.1) is superseded.